EXHIBIT h(2)

               AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AMENDMENT to the Transfer Agency and Service Agreement by and between Prudential Index Series Fund (the "Fund"), on behalf of its series Prudential Bond Market Index Fund, Prudential Europe Index Fund, Prudential Pacific Index Fund, Prudential Small-Cap Index Fund and Prudential Stock Market Index Fund, and Prudential Mutual Fund Services LLC (successor to Prudential Mutual Fund Services, Inc.) ("PMFS") is entered into as of August 24, 1999.

    WHEREAS, the Fund and PMFS have entered into a Transfer Agency and Service Agreement (the "Agreement") pursuant to which PMFS serves as transfer agent, dividend disbursing agent and shareholder servicing agent for the Fund; and

    WHEREAS, the Fund and PMFS desire to amend the Agreement to confirm the Fund's agreement to pay transfer agency account fees and expenses for beneficial owners holding shares through omnibus accounts maintained by The Prudential Insurance Company of America, its subsidiaries or affiliates.

    NOW, THEREFORE, for and in consideration of the continuation of the Agreement, and other good and valuable consideration, Article 8 of the Agreement is amended by adding the following section to the Agreement:

                8.04 PMFS may enter into agreements with Prudential or any subsidiary or affiliate of Prudential whereby PMFS will maintain an omnibus account and the Fund will reimburse PMFS for amounts paid by PMFS to Prudential, or such subsidiary or affiliate, in an amount not in excess of the annual maintenance fee for each beneficial shareholder account and transactional fees and expenses with respect to such beneficial shareholder account as if each beneficial shareholder account were maintained by PMFS on the Fund's records, subject to the fee schedule attached hereto as Schedule A. Prudential, its subsidiary or affiliate, as the case may be, shall maintain records relating to each beneficial shareholder account that underlies the omnibus account maintained by PMFS.


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    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


PRUDENTIAL INDEX SERIES FUND                   ATTEST:

By: /S/ ROBERT F. GUNIA                        BY: /s/ MARGUERITE E.H. MORRISON
   -------------------------                     -------------------------------
   Robert F. Gunia                                 Marguerite E.H. Morrison
   Vice President                                  Secretary


PRUDENTIAL MUTUAL FUND SERVICES LLC

                                               ATTEST:

By: /s/ BRIAN W. HENDERSON                    BY: /s/ WILLIAM V. HEALEY
   -------------------------                      ------------------------------
   Brian W. Henderson                             William V. Healey
   President                                      Secretary